Exhibit 99.1

THE OFFLINE WEB COMPANY

FOR IMMEDIATE RELEASE

BACKWEB’S HEAD OF WORLDWIDE SALES AND BUSINESS
DEVELOPMENT, EREZ LORBER, PROMOTED TO CEO

Eli Barkat, Chairman and CEO, to Remain as Chairman

San Jose, Calif., October 22, 2003 — BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline Web software, announced today that its Vice President, Worldwide Sales and Business Development, Erez Lorber, age 39, has been promoted to Chief Executive Officer of BackWeb, effective January 1, 2004. Eli Barkat, BackWeb’s Chairman and current Chief Executive Officer, will maintain his role as Chairman of the Company and will continue to provide guidance to the Company’s strategic direction and other initiatives.

“I feel that BackWeb has made significant strides in its current strategic direction. After eight years in the CEO role, I feel that now is the right time for me to hand over my CEO role in BackWeb to Erez,” commented Mr. Barkat. “As a significant and continuing shareholder of the Company, I am very pleased to have Erez Lorber, a proven BackWeb senior executive, promoted to the CEO role. He possesses previous CEO experience and the knowledge and drive to lead our company. Throughout his nearly three and a half years with BackWeb, Erez has been instrumental in developing BackWeb’s strategy and has shown great leadership and an ability to execute. I look forward to supporting Erez and his team on BackWeb’s strategy and growth plans.”

“I am thrilled with the opportunity to lead BackWeb as we continue to work toward our goal of becoming the de-facto offline Web standard, “ said Lorber. “Serving in various executive positions in the company over the past few years, I have had the opportunity to work directly with our talented and committed employees and enter this position with confidence and excitement for what lies ahead. Eli has provided a great model to follow, and I look forward to continuing to work with him and the other members of the Board.”

Seven years since “temporarily” relocating to the United States, Mr. Barkat intends to return with his family to Israel, where he will be in close proximity to BackWeb’s research and development center. Upon his return to Israel, Mr. Barkat plans to become more actively involved in BRM, the venture capital group he co-founded that provided the initial funding to BackWeb over eight years ago. BRM and its investors, collectively, remain the largest shareholder in BackWeb.

Erez Lorber brings over 10 years of business development, marketing and general management experience to BackWeb. Lorber joined BackWeb in May 2000 as Vice President of Business Development, and added the role of Vice President of Worldwide

Sales in October 2002. As the VP of Business Development, Lorber played an instrumental role in BackWeb’s new marketing strategy and execution, leading BackWeb into strategic agreements with IBM, SAP, and Plumtree. His role then expanded to include worldwide sales, where he quickly reorganized the BackWeb sales force and established a solid sales team, launched BackWeb’s new products, and increased sales productivity.

Prior to joining BackWeb, Lorber was the President, CEO, and a member of the Board of HERMES SoftLab USA, Inc., a software developer of storage, system management and telecommunications solutions, where he also was involved in the management of the European parent company. Previously he was the founder and Managing Director of Deloitte & Touche Information Technology Israel, an IT consulting firm specializing in the selection and implementation of ERP and financial software solutions. Under Lorber’s management the company grew to become one of the leading consulting firms in Israel. He holds a B.A. degree (magna cum laude) from Temple University and an MBA from the Recanati School of Business Administration, Tel Aviv University.

About BackWeb Technologies

BackWeb Technologies is a leading offline Web software company. BackWeb extends the value of technology investments by offering mobile and remote employees offline access to portals, intranets and other Web-based applications and content. The company’s products reduce network costs and improve the productivity of an increasingly mobile workforce. BackWeb addresses the need mobile users have to access and update critical Web applications and documents such as customer forecasts, time sheets, design sheets, service guides, sales tools, pricing, and work orders amongst others when they are working out of the office and disconnected from a network. Offerings include three software packages:

BackWeb® ProactivePortal® Server, Version 3 integrates with portal frameworks, intranets, and websites to extend their access to users who are frequently disconnected from the network or offline. Its new two-way synchronization capability enables field personnel to both access and publish to the portal while disconnected, creating greater efficiency and improved portal data accuracy and value;

BackWeb e-AcceleratorTM provides a publishing and content management solution for online and offline content access; and

BackWeb FoundationTM enables Web-based applications to deliver and update software changes, manual updates, etc., with efficient use of network resources.

BackWeb Advantages: BackWeb technology includes: patented Polite® network-sensitive background content delivery that can deliver any size data without impacting the performance of other network applications; HTML tags allowing customers to integrate BackWeb’s infrastructure into their websites and portals without rewriting code; and Web protocol and representation that creates an offline end-user experience that is essentially equal to being online.

BackWeb Customers and Partners: BackWeb Technologies’ customers include ABB, Cisco Systems, Eastman Kodak, Fidelity Investments, Guidant Corporation, Hewlett-Packard, IBM, M&M Mars, NBC, Owens Illinois, Siemens, and more than one hundred other companies. BackWeb Technologies also has reseller alliances with enterprise portal leaders IBM and SAP.

BackWeb is headquartered in San Jose, California and Ramat-Gan, Israel. For more information, visit www.backweb.com or call (800) 863-0100.

© 2003 BackWeb Technologies Ltd. All rights reserved. BackWeb, Polite, ProactivePortal, and the BackWeb logo are registered trademarks, and e-Accelerator and Foundation are trademarks, of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.

Statements in this news release that are not purely historical are forward-looking statements within the meaning of the U.S. Securities laws, including statements of beliefs, plans, expectations or intentions regarding the future. Examples of these statements include, but are not limited to, the anticipated benefits to the Company of the promotion of Mr. Lorber, his ability to execute the company’s strategy and plans, Mr. Barkat’s ongoing role and the Company’s future plans and goals. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the challenges associated with a change in management, particularly the transition of the CEO function, unexpected changes in Mr. Barkat’s future plans, and the risks and uncertainties involved in growing a business such as BackWeb’s, as detailed from time to time in BackWeb’s periodic reports and registration statements filed with the U.S. Securities and Exchange Commission. BackWeb assumes no obligation to update any forward-looking statements contained in this press release.

Contact:
Michael Morgan	Karin Oloffson, David Collins
Chief Financial Officer	Jaffoni & Collins
(408) 933-1700	(212) 835-8500
invest@backweb.com	bweb@jcir.com

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